FOR IMMEDIATE RELEASE

Prologis Reports Fourth Quarter and Full Year 2020 Earnings Results

SAN FRANCISCO (January 26, 2021) – Prologis, Inc. (NYSE: PLD), the global leader in logistics real estate, reported results for the fourth quarter of 2020.

Net earnings per diluted share was $0.38 for the quarter and $2.01 for the year compared with $0.61 and $2.46 for the same periods in 2019. The decline in 2020 was due to lower gains on dispositions and higher costs from early extinguishment of debt.

Core funds from operations (Core FFO)* per diluted share was $0.95 for the quarter, compared with $0.84 for the same period in 2019. For the full year 2020, Core FFO per diluted share was $3.80 compared with $3.31 for the same period in 2019. Core FFO for full-year periods 2020 and 2019 included net promote income per diluted share of $0.22 and $0.18, respectively.

“The work we have done to create the best-in-class portfolio and the most efficient cost structure in the industry is delivering exceptional financial results,” said Hamid R. Moghadam, chairman and CEO, Prologis. “The pandemic has pushed global supply chains to their limits. Increased e-commerce adoption and the rebuilding of inventories to meet consumer demand are structural forces in the logistics environment that will take years to play out.”

Moghadam added, “The Prologis platform provides us with the ability to create value for our customers beyond our real estate from our unmatched purchasing power and significant investments in technology, innovation and data.”

OPERATING PERFORMANCE

Owned & Managed	4Q20	Notes
Average Occupancy	95.8%	Up 50bps from Q3 2020
Leases Commenced	45.0MSF	36.6MSF operating portfolio and 8.4MSF development portfolio
Retention	78.4%	Up 560bps from 3Q 2020

Prologis Share	4Q20	Notes
Net Effective Rent Change	28.0%	Led by U.S. at 32.1%, a 2020 high watermark
Cash Rent Change	13.4%
Cash Same Store NOI*	3.0%	Led by U.S. at 3.5%

DEPLOYMENT ACTIVITY

Prologis Share	4Q20	FY2020
Building Acquisitions	$397M	$912M
Weighted avg stabilized cap rate	4.1%	4.2%
Development Stabilizations	$919M	$2,493M
Estimated weighted avg yield	6.0%	6.3%
Estimated weighted avg margin	32.7%	37.8%
Estimated value creation	$301M	$942M
Development Starts	$1,352M	$2,112M
Estimated weighted avg margin	22.6%	24.9%
Estimated value creation	$289M	$507M
% Build-to-suit	28.3%	39.9%
Total Dispositions and Contributions	$815M	$2,435M
Weighted avg stabilized cap rate (excluding land and other real estate)	5.0%	5.0%

BALANCE SHEET & LIQUIDITY

During 2020, Prologis and its co-investment ventures issued $10.4 billion of debt at a weighted average interest rate of 1.8 percent and a weighted average term of approximately 12 years. This activity includes $6.3 billion in bond raises, including $2.2 billion in green bonds issued at a weighted average rate of 1.1 percent.

Debt as a percentage of total market capitalization was 20.0 percent and the company’s weighted average rate on its share of total debt was 2.0 percent with a weighted average remaining term of 9.7 years. At December 31, the company’s unconsolidated co-investment ventures had liquidity of approximately $3.0 billion and a loan-to-value ratio of approximately 19 percent. The combined investment capacity of Prologis and its open-ended vehicles, at levels in line with their current credit ratings, is over $13 billion.

2021 GUIDANCE

“Year-over-year growth at the midpoint, excluding promotes, is forecasted to be more than 10%. Promote revenue will be negligible in 2021, and we expect to recognize two cents of net promote expense related to the amortization of costs from prior period promotes,” said Thomas S. Olinger, chief financial officer, Prologis. “We expect to generate over $1.0 billion in free cash flow after dividends and maintain a low dividend AFFO payout ratio in the mid-60% range."

Olinger added, "Since the ProLogis/AMB merger, our earnings CAGR of 9.5% has outperformed other logistics REITs1 by more than 350 basis points annually. This is the result of the work we have done over the last 10 years building the premier portfolio that is critical to today’s supply chain and centered squarely on our customers.”

2021 GUIDANCE2

Earnings (per diluted share)

Net Earnings	$2.36 to $2.52
Core FFO*	$3.88 to $3.98
Core FFO, excluding net promote expense*[3]	$3.90 to $4.00

Operations

Average occupancy	95.50% to 96.50%
Cash Same Store NOI* - PLD share	3.50% to 4.50%

Strategic Capital (in millions)

Strategic capital revenue, excl promote revenue	$435 to $450
Net promote income (expense)[3]	($16)

G&A (in millions)

General & administrative expenses	$290 to $300

Capital Deployment (in millions)                                   Prologis Share                                  Owned and Managed

Development stabilizations	$1,900 to $2,100	$2,500 to $2,800
Development starts	$2,300 to $2,700	$2,700 to $3,100
Building acquisitions	$400 to $800	$1,000 to $2,000
Building contributions	$1,400 to $1,700	$1,800 to $2,200
Building and land dispositions	$1,000 to $1,400	$1,400 to $2,000
Net proceeds (Uses)	($300) to ($400)	($500) to ($900)
Realized development gains - PLD share	$500 to $600

1.	Other Logistics REITs include DRE, EGP, FR, REXR, STAG, TRNO.
2.	At the midpoint, this includes approximately 30 basis points of bad debt expense.
3.

We are further adjusting Core FFO to exclude $0.02 of net promote expense. The expense relates to amortization of stock compensation issued to employees related to promote income recognized in prior periods.

*	This is a non-GAAP financial measure. See the Notes and Definitions in our supplemental information for further explanation and a reconciliation to the most directly comparable GAAP measure.

The earnings guidance described above includes potential gains recognized from real estate transactions but excludes any future or potential foreign currency or derivative gains or losses as our guidance assumes constant foreign currency rates. In reconciling from net earnings to Core FFO*, Prologis makes certain adjustments, including but not limited to real estate depreciation and amortization expense, gains (losses) recognized from real estate transactions and early extinguishment of debt, impairment charges, deferred taxes and unrealized gains or losses on foreign currency or derivative activity. The difference between the company's Core FFO* and net earnings guidance for 2020 relates predominantly to these items. Please refer to our fourth quarter Supplemental Information, which is available on our Investor Relations website at http://ir.prologis.com and on the SEC’s website at www.sec.gov for a definition of Core FFO* and other non-GAAP measures used by Prologis, along with reconciliations of these items to the closest GAAP measure for our results and guidance.

January 26, 2021, CALL DETAILS
The call will take place on Tuesday, January 26, 2021, at 9:00 a.m. PT/12:00 p.m. ET. To access a live broadcast of the call, please dial +1 (833) 968-2252 (toll-free from the United States and Canada) or +1 (778) 560-2807 (from all other countries) and enter conference code 1358007. A live webcast can be accessed from the Investor Relations section of www.prologis.com.

ABOUT PROLOGIS
Prologis, Inc. is the global leader in logistics real estate with a focus on high-barrier, high-growth markets. As of December 31, 2020, the company owned or had investments in, on a wholly owned basis or through co-

investment ventures, properties and development projects expected to total approximately 984 million square feet (91 million square meters) in 19 countries. Prologis leases modern logistics facilities to a diverse base of approximately 5,500 customers principally across two major categories: business-to-business and retail/online fulfillment.

FORWARD-LOOKING STATEMENTS

The statements in this document that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate as well as management's beliefs and assumptions. Such statements involve uncertainties that could significantly impact our financial results. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," and "estimates," including variations of such words and similar expressions, are intended to identify such forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to rent and occupancy growth, development activity, contribution and disposition activity, general conditions in the geographic areas where we operate, our debt, capital structure and financial position, our ability to form new co-investment ventures and the availability of capital in existing or new co-investment ventures — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) national, international, regional and local economic and political climates; (ii) changes in global financial markets, interest rates and foreign currency exchange rates; (iii) increased or unanticipated competition for our properties; (iv) risks associated with acquisitions, dispositions and development of properties; (v) maintenance of real estate investment trust status, tax structuring and changes in income tax laws and rates; (vi) availability of financing and capital, the levels of debt that we maintain and our credit ratings; (vii) risks related to our investments in our co-investment ventures, including our ability to establish new co-investment ventures; (viii) risks of doing business internationally, including currency risks; (ix) environmental uncertainties, including risks of natural disasters; (x) risks related to the current coronavirus pandemic; and (xi) those additional factors discussed in reports filed with the Securities and Exchange Commission by us under the heading "Risk Factors." We undertake no duty to update any forward-looking statements appearing in this document except as may be required by law.

CONTACTS

Investors: Tracy Ward, +1 415 733 9565, tward@prologis.com, San Francisco

Media: Melissa Sachs, +1 415 733 9597, msachs@prologis.com, San Francisco

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